Exhibit 12

                                                                       Form 10-Q
                                                                     For the Six
                                                                    Months Ended
                                                                   June 30, 1998


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)




Income from Continuing Operations
  Before Income Taxes .................................     $1,754

Less Interest Capitalized during
  the Period...........................................        110

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................        124

Add Fixed Charges......................................        383

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $2,151



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  254

Interest Portion of Rental Expense.....................        129

    Total Fixed Charges................................     $  383

Ratio of Earnings to Fixed Charges.....................        5.6